Exhibit 10.21

Form of Appliances Installation and Maintenance

and Cleaning Services Cooperation Agreement

(English Translation)

Party A:

Party B: Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

In accordance with the relevant laws and regulations of the people’s Republic of China, based on the principle of equality, mutual benefit and win-win cooperation, Party A and Party B have reached an agreement on the provision of appliance installation, maintenance service and Cleaning service by Party B to Party A through friendly consultation. The specific terms are as follows:

1.	Scope of Cooperation

Party A intends to outsource the appliance installation, maintenance service and cleaning service to Party B, and Party B is willing to accept the installation, maintenance service and cleaning service of Party A.

2.	Service process

1) Appliance maintenance service:

a. Emergency repair of appliance (excluding accessories): Specifically, it includes replacement of compressor, condenser, evaporator, circuit board, capillary ice blocking treatment, replacement of fan motor, controller, copper pipe, adding freon, repair welding of connecting pipe of internal and external units, dirty blocking treatment of system pipeline, replacement or adjustment of fan blade, thermistor (temperature sensing package), capillary, transformer, motor capacitor, AC contactor, PVC drain pipe, water leakage Terminal block, bell mouth, fixing bolt, etc. All electrical spare parts (including power line) involved in the process of emergency repair shall be provided by the purchaser, and other auxiliary materials such as copper pipe insulation cotton, drain pipe, screw, insulation tape, binding tape, etc. shall be provided by the respondent.

b. Emergency repair of appliance (including accessories): Specifically, it includes replacement of compressor, condenser, evaporator, circuit board, capillary ice blocking treatment, replacement of fan motor, controller, copper pipe, adding freon, repair welding of connecting pipe of internal and external units, dirty blocking treatment of system pipeline, replacement or adjustment of fan blade, thermistor (temperature sensing package), capillary, transformer, motor capacitor, AC contactor, PVC drain pipe, water leakage Terminal block, bell mouth, fixing bolt, etc. The materials (electrical spare parts and auxiliary materials) involved in the process of emergency repair shall be provided by the respondent, and the purchaser shall not provide any materials.

c. In-depth maintenance of appliance: Test and record of working voltage and current; in-depth maintenance of cleaning, disinfection and sterilization of indoor equipment and in-depth maintenance of outdoor equipment.

2) Cleaning services

a.	The cleaning service of relevant places shall be based on the standard of square meters, 0.5 RMB per square meters.

b.	Not inlcuded in the services (valuables, lamps, antique calligraphy and painting, aerial work).

3.	Requirments of Service

1)	Enterprises need to have the qualification of appliance installation, maintenance and construction, and have the abilities of apppliance maintenance and machine disassembly and assembly.

2)	The in-depth maintenance of the appliance shall be started in March every year and completed before June 30.

3)	Appliance maintenance personnel shall have electrician certificate, refrigeration maintenance operation certificate, aerial operation certificate, welder certificate, etc. The personnel should work with certificate and do a good job in safety work, maintain in strict accordance with relevant safety production operation regulations, and take responsibility for personal and property safety.

4)	The personnel shall be equipped with multimeter, clamp flow meter, pressure gauge, welding tool, high-pressure cleaning pump, leak detector platform, 180kg safety rope, vacuum pump and all kinds of necessary professional tools related to the emergency repair services, as well as disassembly and assembly services.

5)	Pay attention to water and electricity conservation and take good care of indoor and outdoor facilities and equipment during cleaning.

6)	Party B shall arrange the management personnel to be responsible for the management of the cleaner and the coordination with Party A, train the cleaner regularly and keep the relative stability of the personnel. In order to maintain the image of Party A and Party B, the cleaner shall wear uniforms and working plate for work. Party B’s cleaners shall abide by Party A’s work system, obey Party A’s management and confidentiality requirement and provide service with enthusiastism.

7)	Party B must send an experienced person to the site to coordinate, manage and arrange various cleaning tasks. If there is any replacement, notify Party A in writing 7 working days in advance.

4.	Payment method

1)	Appliance installation, maintenance and cleaning service shall be charged according to the actual content and market quotation, and shall be settled once a quarter.

2)	Term of the agreement: this Agreement shall be valid for three years from the date of signing. The first three months shall be the trial period. After the trial period, Party A promises to subcontract business of no less than 1.2 million RMB to Party B every month.

3)	Within 3 working days from the date of signing the agreement, Party B shall pay Party A a a deposit of 7 million RMB to prove that Party B is able to accept the entrustment. The deposit shall be returned to Party B in full within 7 working days after the expiration of the agreement.

5.	Party A’s responsibility

1)	Provides water, power, site and other conditions to meet the service requirements.

2)	Coordinating the work of all parties on site

3)	Provides convenience for Party B to access service

6.	Party B’s responsibility

1)	Provides services to Party A in strict accordance with the standards and accept Party A’s supervision to ensure that the services are in place.

2)	Arrives the site within 48 hours after receiving Party A’s service notification.

3)	The maintenance items need to be notified to Party A in advance before the maintenance is performed. After the maintenance, the replaced parts will have three months free warranty.

4)	Party B must abide by the industry safety operation rules during the appliance installation and maintenance and cleaning services, and shall fulfill its obligation to keep the tools, otherwise Party B shall bear all responsibilities if it causes personal and property damage during the service.

5)	In the work, Party B’s cleanser shall bear the liability for compensation and other legal liabilities for fire and other safety accidents caused by irregular operation of flammable cleaning supplies and electrical equipment.

6)	Party B shall not use high-concentration acidic or alkaline cleaning materials that damage the surface of the object during the service, and shall not damage various structures and facilities. Loss of color and luster, and all economic losses arising therefrom shall be compensated by Party B.

7)	Party B is responsible for providing the necessary manpower, cleaning equipment, tools and sufficient cleaning materials to ensure the fulfillment of the obligations agreed in this contract (according to the brand and quantity standards provided in the bidding documents) for cleaning operations, and is responsible for the repair and maintenance of cleaning machinery and equipment to make it in good use.

7.	Liability for breach of contract

1)	If Party A fails to settle with Party B on time in accordance with this agreement, Party B may notify the debtor in writing of the amount owed, and if the debtor fails to fully repay within thirty (30) days of receiving the notice, Party B has the right to terminate this agreement and require Party A to return the deposit and calculate the interest at the bank’s deposit interest rate for the same period.

2)	If Party B causes personal injury or property loss to Party A, the customer or a third party during the service process, or personal service or sub-contracting party’s service personnel or subcontractors suffer personal injury or property loss in the process of providing services bear, all losses shall be borne by Party B.

8.	Dispute resolution and termination of agreement

1)	Any disputes arising out of or related to this agreement shall be settled through negotiation between the parties; if the negotiation fails to resolve the dispute, both parties may file a lawsuit in the people’s court where Party A is located. This agreement and the legal relationship between the two parties shall be governed and interpreted by the laws of the People’s Republic of China.

2)	Either party has the right to notify the other party in writing at any time one month in advance to terminate this agreement and return the deposit. If Party A proposes, the interest on the deposit shall be calculated at the bank’s deposit interest rate for the same period. Interest will not be calculated if Party B proposes

3)	If one party seriously violates the terms of this agreement, and the defaulting party fails to remedy the breach within 30 days of receiving the written notice from the other party, the other party is entitled to terminate this agreement.

4)	The termination of this agreement does not affect the obligations under this agreement that both parties should perform before the termination date.

9.	Agreement duration

1)	The agreement is valid for three years, and the first three months are the trial period.

2)	If contract renewal is required, renew the contract after notifying the other party in writing at least 30 days in advance.

10. Confidentiality Policy

Before the signing of this agreement, the two parties learned the commercial information of the other party for the purpose of signing this agreement. Without the other party’s consent, one shall not use or leak the information to third parties by themselves; during the validity period of this agreement and within one year after termination, both parties have responsibility to keep confidential of all kinds of business information about the other party learned during the cooperation, and shall not leak it without the other party’s consent. At the same time, the observant party has the right to ask the leaker to bear the liability for breach of contract and compensate for the loss.

11. Validity

This agreement is in duplicate and each party holds one copy, which has the same legal effect. Effective from the date of signing by both parties.

Party A: Date:	Party B: Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. Date:

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